Exhibit 1

Company Number

5537577

THE COMPANIES ACT 1985 (as amended)

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

WPP GROUP PLC

1.	The Company’s name is “WPP Group plc”.[1]

2.	The Company is to be a public company.

3.	The Company’s registered office is to be situated in England and Wales.

4.	The Company’s objects are:

(1)	To carry on the business or businesses of media advertising, market research, public relations, sales promotion and specialist communications and to develop concepts for advertising, marketing, research, sales promotion and similar operations.

(2)	To acquire and hold any kind of interest in, or provide any form of capital for, any enterprise, concern or person, to carry on business as a holding and investment company, and, generally and in addition, to carry out, or through subsidiaries or otherwise be interested or participate in, all kinds of financial, commercial, transport, industrial, technological and other transactions and activities.

(3)	To acquire, dispose of, deal in and enter into every other kind of transaction in relation to land, buildings, plant, machinery, equipment, vehicles, ships, rigs, aircraft, merchandise, goods and other assets.

(4)	To undertake any manufacturing, processing, assembly or similar business.

(5)	To carry out, commission or co-ordinate any construction or engineering works or projects on land or otherwise.

[1]	The Company was incorporated under the name “WPP 2005 plc” and adopted its present name on 25th October 2005.

(6)	To acquire, dispose of, make a market or deal in, issue, borrow, lend and enter into every kind of transaction in relation to shares, debentures, warrants, options, securities and investments and instruments of every kind (including, without limitation, contracts for differences and contracts for futures and whether issued or entered into by the government of any country or territory, any public authority, any international organisation or any other person) and to carry out, enter into, manage, underwrite or arrange any issue, offering or distribution of any securities, investments or instruments of any kind.

(7)	To receive money on deposit or otherwise, to provide or arrange advances or any other form of credit or finance, to enter into or arrange transactions of every kind in relation to foreign exchange, bullion, commodities, futures, options and similar instruments and to engage in all forms of arbitrage.

(8)	To carry on all kinds of insurance business and all kinds of business connected with insurance.

(9)	To act as trustee, personal representative, director or agent of any kind and for any purposes, and to establish, operate or otherwise act in relation to any unit trust, investment trust or collective investment scheme.

(10)	To provide management, administrative, advisory, professional and technical services of any kind and in any manner.

(11)	To undertake any kind of scientific or technical research and development and acquire, develop, register, protect and renew patents, trade-marks, copyrights, designs, inventions, processes and intellectual, technical and similar rights and all forms of know-how.

(12)	To undertake any business or transaction which the directors consider can be profitably or advantageously undertaken in conjunction or concurrently with any other business or transaction being or proposed to be undertaken by the Company, and to turn to account any of the Company’s assets in any manner which the directors consider expedient.

(13)	To enter into all forms of distributorship, franchise, licensing and agency transactions.

(14)	To enter into any partnership, joint venture, co-operation and similar transactions, to carry out any form of take-over, acquisition, merger, amalgamation, demerger or reorganisation, to acquire or assume all or any part of the undertaking, assets, liabilities and obligations of any person, and to sell, transfer or otherwise dispose of all or any part of the undertaking, assets, liabilities and obligations of the Company.

(15)	To borrow or raise money by any method and to obtain any form of credit or finance.

(16)	To secure the payment of any moneys, the discharge of any liabilities and the observance or performance of any kind of obligations by the Company by any mortgage, charge, pledge, lien or other security of any kind over the whole or any part of the undertaking and assets of the Company, wherever situate, including its uncalled capital, and, without prejudice to the generality of the preceding words, to enter into any such transaction in relation to any instruments or securities which have been or may be issued by the Company.

(17)	To guarantee in any manner, or to enter into any kind of indemnity or other arrangement in relation to, the discharge, observance or performance of any liabilities of any person, including, but without limitation, any company which is a holding company or a subsidiary of the Company, and to secure any such guarantee, indemnity or arrangement or the discharge, observance and performance of any liabilities of any person (including, but not limited to, any such company) by any mortgage, charge, pledge, lien or other security of any kind over the whole or any part of the undertaking and assets of the Company, wherever situate, including its uncalled capital;

(18)	To give any form of financial assistance that may lawfully be given in connection with the acquisition of shares in the Company or any other company;

(19)	To make, draw, accept, issue, execute, indorse, avalise, negotiate and deal with instruments and securities of every kind, whether or not negotiable or transferable.

(20)	To employ, accept on secondment, retain and appoint managers, employees, professional and technical staff and personnel and advisers of every kind, and to enter into any arrangement for payment or other remuneration (including all forms of benefits) in respect of the services of such persons.

(21)	To provide or arrange for pensions, lump sum payments, gratuities, life, health, accident and other insurances and other benefits (pecuniary or otherwise) of every kind to or for the benefit of any individuals who are or have been directors of, or employed by, or who provide or have provided personal services to or for, the Company or any company which is or has been a subsidiary, holding company or fellow subsidiary of the Company or otherwise connected with the Company or the predecessors in business of the Company or of any such subsidiary, holding or fellow subsidiary or connected company and to or for the benefit of the wives, widows, children and other relatives and dependants of such individuals and other persons who have or formerly had with any such individuals any relationship of such a kind as the directors may approve; and for those purposes to establish or participate in any fund or scheme, to effect or contribute to any form of insurance and to enter into any other arrangements of any kind which the directors may approve.

(22)	To establish, maintain and participate in profit sharing, share holding, share option, incentive or similar schemes for the benefit of any of the directors or employees of the Company or of any such subsidiary, holding or fellow subsidiary or connected company and of any other person falling within any category approved by the directors, and to lend money to any such directors, employees or persons or to trustees on their behalf to enable any such schemes to be established or maintained.

(23)	To support and subscribe to any institution or association which may be for the benefit of the Company or its directors or employees or connected with any town or place where the Company carries on business, and to support and subscribe to any charitable or public object whatsoever.

(24)	To distribute among the members of the Company in kind any assets of the Company.

(25)	To pay any expenses connected with the promotion, formation and incorporation of the Company, to contract with any person to pay the same, and to pay commissions, fees and expenses or issue securities of the Company for underwriting, placing, distributing, or entering into any other kind of transaction in relation to, any securities of the Company.

(26)	To exercise any power of the Company for any consideration of any kind or for no consideration whatsoever.

(27)	To exercise any power of the Company in any country or territory and by or through agents, trustees, sub-contractors or otherwise and either alone or in conjunction with others.

(28)	To do all other things (whether similar to any of the foregoing or not) which may be considered incidental or conducive to the attainment of the Company’s objects or any of them.

and it is declared that:

(a)	this clause shall be interpreted in the widest and most general manner and without regard to the ejusdem generis rule or any other restrictive principle of interpretation;

(b)	each of the subclauses of this clause shall, unless it expressly provides to the contrary, be deemed to set out a separate, distinct and independent object of the Company and not a power ancillary or incidental to the objects set out in any other subclause;

(c)	each of those subclauses shall be without prejudice to, or to the generality of, any other subclause and shall be in no way limited or restricted by reference to or inference from any other subclause;

(d)	in this clause:

(i)	“assets” includes property, rights and interests of every description, whether present or future, actual or contingent;

(ii)	“dispose of”, in relation to an asset, includes surrendering or extinguishing it, and also creating or granting it or any interest or right out of or in respect of it;

(iii)	“liabilities” includes debts and obligations of every description, whether present or future, actual or contingent;

(iv)	“person” includes any partnership, corporation and unincorporated body and any country, territory, public authority and international organisation;

(v)	“transaction” includes any scheme, arrangement and project; and

(vi)	the word “company”, except where used in reference to the Company, shall be deemed to include any partnership or other body of persons, whether corporate or unincorporate and whether incorporated, resident or domiciled in the United Kingdom or elsewhere.

4.	The liability of the members is limited.

5.	The Share Capital of the Company is £8,312,550,000 divided into 1,750,000,000 ordinary shares of 475p each and 50,000 redeemable preference shares of £1 each. The Company has power to increase and divide the shares into several classes and attach thereto any preferential or special rights, privileges or conditions in accordance with the regulations of the Company.

We, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS	Number of Shares (in words) taken by each Subscriber

SIGNED BY	)
MARK READ	)
27 Farm Street		One
London	)
W1J 5RJ	)
Company Director.	)

SIGNED BY	)
PAUL RICHARDSON	)
15 Manor Court Road		One
Hanwell	)
London	)
W7 3EJ Company Director.	) )

Dated the 5 day of August, 2005.

Witness to the above signatures:

SIGNED BY	)

Name of the witness	)	Andrea Harris

Address of the witness	)	27 Farm Street

	)	London

	)	W1J 5RG

CO:2190880.3

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

COMPANIES COURT

Mr. Justice David Richards

Wednesday the 26th day of October 2005

IN THE MATTER OF WPP GROUP PLC

(formerly WPP 2005 plc)

and

IN THE MATTER OF THE COMPANIES ACT 1985

UPON THE PETITION of the above-named WPP Group plc (hereinafter called the Company) whose registered office is situate at Pennypot Industrial Estate, Hythe, Kent CT21 6PE preferred unto this Court on 27 September 2005

AND UPON HEARING Counsel for the Company

AND UPON READING the documents recorded on the Court file as having been read

THE COURT CONFIRMS in accordance with the provisions of the above-mentioned Act the reduction of the capital of the Company from £8,312,550,000 to £175,050,000 resolved on and effected by a Special Resolution passed at an Extraordinary General Meeting held on 26 August 2005

AND THE COURT APPROVES the Minute set forth in the Schedule hereto

AND IT IS ORDERED

1.	That this Order be produced by the Company to the Registrar of Companies and that it deliver an Office Copy to him together with a copy of the said Minute

2.	That notice of the registration by the Registrar of Companies of this Order and of the said Minute be published by the Company once in The Times newspaper within 21 days after such registration

THE SCHEDULE BEFORE REFERRED TO

(Minute approved by the Court)

“The capital of WPP Group plc (formerly called WPP 2005 plc) was by virtue of a Special Resolution and with the sanction of the High Court of Justice by an Order dated 26 October 2005 reduced from £8,312,550,000 divided into 1,750,000,000 Ordinary Shares of 475p each of which 1,256,650,042 are issued fully paid or credited as fully paid and 50,000 Redeemable Preference Shares of £1 each of which 50,000 are issued fully paid or credited as fully paid to £175,050,000 divided into 1,750,000,000 Ordinary Shares of 10p each and 50,000 Redeemable Preference Shares of £1 each. At the date of registration of this Minute, 1,256,650,042 of the said Ordinary Shares are issued fully paid or credited as fully paid and the remainder are unissued and all of the said Redeemable Preference Shares are issued fully paid.”